Exhibit 99.1

FOR IMMEDIATE RELEASE
99 Wood Avenue South, Suite 302
Iselin, NJ 08830
www.pharmoscorp.com

PHARMOS PROVIDES UPDATE ON ONGOING CLINICAL TRIAL OF LEVOTOFISOPAM FOR THE TREATMENT OF GOUT.

RAPID AND SIGNIFICANT REDUCTION IN URIC ACID OBSERVED.

Iselin, NJ, April 5, 2012 - Pharmos Corporation (OTC-PINK: PARS) today provided an update on the ongoing clinical trial using its compound levotofisopam (S-tofisopam) to treat patients with hyperuricemia and gout. This phase 2a proof-of-concept trial is being conducted at the Duke Clinical Research Unit of Duke University and the principal investigator is John Sundy, MD, PhD an expert in the treatment of gout. The trial is designed to assess the safety and efficacy of levotofisopam as a uric acid lowering agent in patients with gout.

On January 10, 2012 the Company announced that the first patients in this clinical trial had been dosed. The trial expects to enroll 20 patients in an open label study with patients confined in the Duke facility.  The study enrolls patients with serum urate between 8 and 12 mg/dL. Subjects receive a single dose of 50 mg on days 1 and 7 and 50 mg TID on days 2 through 6. As of April 5, 2012, 13 patients have completed treatment and all patients showed a significant reduction in serum urate concentration.  The mean reduction was over 45%. Additionally there was an increase in the fractional excretion of urate confirming the compound’s mechanism of action as enhancing urate excretion.

The Phase 2a trial is expected to be completed in May 2012 and the Company’s strategy is to seek a partner for the further development of levotofisopam.

This trial follows two phase 1 clinical studies conducted by Vela Pharmaceuticals (merged with Pharmos in October 2006). In these studies, conducted in healthy volunteers in the United Kingdom and The Netherlands, levotofisopam treatment was generally well tolerated and was associated with a large and rapid reduction in serum uric acid values.

Levotofisopam is the S-enantiomer of the racemic mixture RS-tofisopam, a well tolerated agent used for the treatment of a variety of disorders associated with stress or autonomic instability. Racemic tofisopam is not approved in the US but has been approved since 1974 and marketed in more than 20 other countries around the world.  Dextofisopam, the R-enantiomer, is being developed for the treatment of irritable bowel syndrome (IBS) and has completed testing through phase 2b in the US.

Pharmos owns the rights to both R- and S-tofisopam, the two enantiomers of racemic tofisopam, through two US issued composition-of-matter patents.

Unlike allopurinol, a generic medication commonly used to treat gout patients, levotofisopam does not inhibit xanthine oxidase.  Although the precise mechanism by which it lowers uric acid has not been fully elucidated, available data in healthy volunteers indicate that levotofisopam has a uricosuric effect, lowering serum uric acid by increasing the excretion of uric acid by the kidneys. Thus levotofisopam could offer a mechanism of action complementary to that of xanthine oxidase inhibitors, and may have the potential to be used as a single agent or in combination with xanthine oxidase inhibitors in gout patients who fail to adequately respond to allopurinol.

Pharmos’ strategy is to seek a partner to further develop levotofisopam for the treatment of gout after completion of this proof-of-concept clinical trial. The Company believes levotofisopam has the potential to address a poorly served population of gout patients who respond inadequately to first-line treatment, and that this population represents a substantial global market.

About the Disease

Gout is a painful arthritis that develops when uric acid crystals accumulate in the tissues and joints as a result of an elevated blood concentration of urate.  Gout patients who suffer several attacks a year typically require treatment with a uric acid-lowering therapy, most commonly allopurinol.  Chronic hyperuricemia can lead to destructive gouty arthritis, formation of kidney stones, urate nephropathy, and /or tophi (crystal aggregates), which can produce grotesque malformations of hands, feet, or other portions of the body. Despite estimates of approximately 6 million gout sufferers in the U.S. alone, there have been only two new gout treatments approved by the FDA in over 40 years.

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of metabolic and nervous system disorders, including gout, disorders of the brain-gut axis (e.g., Irritable Bowel Syndrome), pain/inflammation, and autoimmune disorders.  The Company's lead products are the two enantiomers of tofisopam. S-tofisopam (levotofisopam) is being investigated for the treatment of gout under a US IND. R-tofisopam (dextofisopam) has been developed through Phase 2b for IBS in the US. There is a large unmet need for new therapeutic alternatives for the treatment of IBS, a chronic and sometimes debilitating condition that affects roughly 10-15% of U.S. adults, primarily women. Pharmos is seeking a partnership with another pharmaceutical company to further develop this promising compound for IBS as well as for Levotofisopam after the current gout trial. The Company also has a proprietary technology platform centering on discovery and development of synthetic cannabinoid compounds, with a focus on CB2 receptor-selective agonists. Various CB2-selective compounds from Pharmos's pipeline have been the subject of completed preclinical studies targeting pain, multiple sclerosis, rheumatoid arthritis, inflammatory bowel disease, and other disorders.  These are available for licensing/partnering.

Safe Harbor Statement
Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

Contacts
Pharmos U.S.
S. Colin Neill, President & CFO
(732) 452-9556